CONSULTING AGREEMENT

This Agreement (“Agreement”) is entered into as of the 10th day of July, 2006, by and between City Central Bancorp, Inc. (“Company”), a corporation organized under the laws of the State of Michigan, and Richard E. Bauer, an adult individual residing in the State of Michigan (“Consultant”).

The parties hereto agree as follows:

1. Engagement. The Company hereby engages the Consultant, and the Consultant hereby agrees to render, at the request of the Company, independent advisory and consulting services for the Company in connection with the formation or acquisition of a proposed new bank charter (“Bank”), upon the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement shall be effective as of the day after the Company receives its Charter from the State of Michigan and approval of its application for FDIC insurance, and shall terminate on the earlier of (i) March 31, 2007; (ii) the date on which the Bank opens for business; (iii) the date on which the Company advises the Consultant that it has abandoned its effort to obtain a charter for the Bank; (iv) the date on which the Consultant receives written notice from the Company that it is terminating this Agreement “for cause” as hereafter defined; or (v) the death or disability of the Consultant (as used herein, the disability of the Consultant shall be deemed to have occurred when he has been unable to perform his services under this Agreement for a period of forty-five (45) consecutive days or the Consultant has made any claim under any disability insurance policy). As used herein, “for cause” shall be defined as follows: (a) the Consultant’s failure to use reasonable good faith efforts to perform the services requested by the Company under this Agreement (which failure is not cured within ten (10) days following written notice to the Consultant); (b) the Consultant’s willful misconduct or gross negligence in the performance of his services hereunder; (c) the Consultant’s conviction of a crime or involvement in any conduct which could, in the judgment of the Company, adversely impact on the reputation of the Company or the Bank or the prospects of the Bank receiving regulatory approval; or (d) receipt by the Company of any notification from the Federal Deposit Insurance Corporation (“FDIC”) or the Michigan Office of Financial and Insurance Services (“State”) indicating that the Consultant would not be an acceptable candidate to be Chief Financial Officer or Chief Operating Officer of the Bank.

3. Compensation. During the term of this Agreement, as compensation for all services rendered by the Consultant under this Agreement, the Company shall pay the Consultant the following amounts:

(a) Consulting Fee. The Company shall pay the consultant the sum of nine thousand one hundred sixty six dollars and sixty seven cents ($9,166.67) per month (prorated for any partial month), which shall be paid in arrears in two installments of four thousand five hundred eighty three dollars and thirty three cents ($4,583.33) each on the 15th and 30th day of each calendar month.

(b) Medical Benefits. The Company shall reimburse the Consultant, not less frequently than monthly, upon presentment of appropriate documentation, the amount paid by the Consultant to continue, without interruption, family medical benefits coverages under COBRA, up to $1,200 per month. In addition, in the event that the Consultant’s COBRA continuation health insurance expires, the Company shall reimburse the Consultant, not less frequently than monthly, upon presentment of appropriate documentation, the amount paid by the Consultant to continue, without interruption, family medical benefits of similar nature to those continued under COBRA coverage, up to $1,200 per month. In each case, family medical benefits shall extend to the spouse of the Consultant, dependent children under the age of nineteen who live at home and dependent children under the age of twenty-two who are full-time students at an accredited college or university.

(c) Deductions. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts.

(d) Deferred Compensation. Unless this Agreement has been terminated or the term has ended pursuant to Paragraph 2 hereof, the Company shall cause the Bank, subject to and upon the Bank’s opening for business to the public, to pay, in one lump sum, not later than thirty (30) days following its opening for business an amount equal to $5,000.00.

(e) Severance. If this Agreement shall be terminated by the Company for any reason other than “for cause”, Consultant will be entitled to receive a lump sum payment, payable within thirty (30) days from the date of termination, of not less than the consulting fee that would have been due to Consultant had he remained employed for three (3) months following termination.

4. Duties. The Consultant shall render services conscientiously and shall devote his full time, attention, efforts and abilities to the organizational activities of the Company and the Bank, including without limitation obtaining regulatory approvals, site development activities, personnel matters and capital raising activities, at such times during the term hereof and in such manner as reasonably requested by the Company, and performed at such places and at such times as are reasonably convenient to the Company and the Consultant. The Consultant shall observe all policies and directives promulgated from time to time by the Company’s board of directors. The Company will supply the Consultant with office, computer, and such other supplies and materials as the Company deems reasonably necessary for Consultant to comply with his duties under this Paragraph 4.

5. Expenses. The Consultant shall be reimbursed by the Company for all reasonable business expenses paid by the Consultant during the performance of his services hereunder; provided however, that any such reimbursement in excess of $250 in any month shall require the prior written approval of the Company’s board of directors or its designee. The Company’s obligation to reimburse the Consultant pursuant to this paragraph shall be subject to the presentation to the Company’s board of directors or its designee by the Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Company in effect from time to time.

6. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. The Company shall have no obligation to carry worker’s compensation insurance or any health or accident insurance to cover Consultant. The Company shall have no obligation to pay any contributions to social security, unemployment insurance, federal or state withholding taxes, nor to provide any other contributions or benefits which might be expected in an employer-employee relationship.

7. Covenant Not to Compete. The Consultant hereby acknowledges and recognizes the highly competitive nature of the Bank’s business and accordingly agrees that, during and for the period commencing with the date hereof and ending on the later of (i) December 31, 2006 or (ii) the termination by the Company of this Agreement for any reason other than “for cause,” the Consultant will not, except as provided in Paragraph 4 hereof, directly or indirectly:

(a) engage in any business activity related to the business of banking or financial services, or the formation of any entity for the purpose of engaging in such a business (other than on behalf of the Company to the extent that the Consultant is then in the employ of or consulting for the Company), whether such engagement is as an officer, director, proprietor, employee, partner, member, investor (other than as a passive investor in less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or other participant in another business,

(b) assist others in engaging in any of the business activities prohibited to the Consultant under clause (a) above, or

(c) induce employees or consultants of the Company or any proposed employees of the Bank to engage in any activities hereby prohibited to the Consultant or to terminate their employment (prospective or otherwise).

The term of this restriction shall be extended for a period of time equal to any period of time during which the Consultant violates or fails to observe the provisions of this paragraph.

8. No Disclosure of Confidential Information. The Consultant acknowledges that the Company’s trade secrets and private processes, as they may exist from time to time, and confidential information concerning the formation and development of the Bank, the Bank’s planned products, technical information regarding the Bank, and data concerning potential customers of and investors in the Bank are valuable, special, and unique assets to which the Company and the Bank have an interest, access to and knowledge of which assets are essential to the performance of the Consultant’s duties under this Agreement. In light of the highly competitive nature of the industry in which the business of the Company and Bank is conducted, the Consultant further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Consultant as a result of his engagement by the Company shall be considered confidential information. In recognition of this fact, the Consultant agrees that the Consultant will not, during or after the term of this Agreement, disclose any of such secrets, processes, or information to any person or other entity for any reason or purpose whatsoever, except as necessary in the performance of the Consultant’s duties as a consultant to the Company and then only upon a written confidentiality agreement in such form and content as requested by the Company from time to time, nor shall Consultant make use of any of such secrets, processes or information for Consultant’s own purposes or for the benefit of any person or other entity (except the Company and its subsidiaries, if any) under any circumstances during or after the term of this Agreement.

9. Return of Property. Consultant acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Company’s or Bank’s business, and any and all other documents containing confidential information furnished to Consultant by any representative of the Company or otherwise acquired or developed by Consultant in connection with his duties under this Agreement (collectively, “Recipient Materials”) shall at all times be the property of the Company or the Bank, as applicable. Within three calendar days of the termination of this Agreement, Consultant shall return to the Company or Bank, as applicable, any Recipient Materials which are in his possession, custody or control.

10. Remedies. In the event that Consultant violates any of the provisions set forth in Paragraphs 7, 8, or 9 of this Agreement, Consultant acknowledges that the Company and Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants were not performed in accordance with their terms or otherwise were materially breached. Accordingly, Consultant agrees that, without the necessity of proving actual damages or posting bond or other security, the Company or Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Company or Bank may be entitled, at law or in equity. In such a situation, the parties agree that the Company or Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of Paragraphs 7, 8, or 9 of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

11. Assignment. Consultant’s obligations under this Agreement are personal in nature and may not be assigned by Consultant, this Agreement being entered into in reliance upon and in consideration of the personal skill and qualifications of Consultant. Any attempted assignment or transfer by Consultant of his obligations hereunder shall be void.

12. Modification. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

13. Notice. All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to Company:

City Central Bancorp, Inc.
P.O. Box 250428
West Bloomfield, Michigan 48325-0428
Attention: President & CEO

If to Consultant:

Richard E. Bauer
32810 Hearthstone
Farmington Hills, Michigan 48334

Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

14. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15. Entire Agreement. The parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting this consulting arrangement, Consultant has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

16. Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit, and be enforceable by, the parties and their respective successors and assigns.

17. Regulatory Condition. This Agreement shall be enforceable, except to the extent otherwise prohibited by regulatory agencies with jurisdiction over the Company and the Bank.

18. Validity. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws.

20. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CONSULTANT

/s/ Richard E. Bauer
Richard E. Bauer

CITY CENTRAL BANCORP, INC.

By: /s/ Satish Jasti
Satish Jasti
Its: President & CEO